                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                             STARBOARD HOLDINGS LTD.

                        GREYHOUND LEISURE SERVICES, INC.

                           NUANCE GLOBAL TRADERS LTD.

                           NUANCE GLOBAL TRADERS INC.

                            NUANCE GLOBAL SHIPS, INC.

                        NUANCE GLOBAL TRADERS (USA), INC.

                      NUANCE GLOBAL TRADERS (SHIPS) LIMITED








                                December 15, 1998


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
                               TABLE OF CONTENTS:

1.       Definitions.............................................................................................    1

2.       Acquisition of Assets and Assumption of Liabilities by the Buyer........................................    5
                  2.1.     Purchase and Sale of Assets...........................................................    5
                  2.2.     Excluded Assets.......................................................................    6
                  2.3.     Assumption of Liabilities.............................................................    7
                  2.4.     Liabilities Not Assumed...............................................................    7
                  2.5.     Purchase Price........................................................................    9
                  2.6.     Adjustment to Purchase Price; Post-Closing Payment Mechanics..........................    9
                  2.7.     Preliminary Allocation of Purchase Price..............................................    9
                  2.8.     Consignment Inventory.................................................................    9

3.       Representations and Warranties of the Sellers...........................................................    9
                  3.1.     Organization of the Sellers...........................................................    9
                  3.2.     Authorization of Transaction..........................................................   10
                  3.3.     Noncontravention......................................................................   10
                  3.4.     Brokers' Fees.........................................................................   10
                  3.5.     Title to Assets.......................................................................   10
                  3.6.     All Assets Necessary to Conduct Business..............................................   11
                  3.7.     Financial Statements..................................................................   11
                  3.8.     Guarantees............................................................................   11
                  3.9.     Absence of Changes....................................................................   11
                  3.10.    Absence of Undisclosed Liabilities....................................................   12
                  3.11.    Legal and Other Compliance............................................................   13
                  3.12.    No Material Adverse Effect............................................................   13
                  3.13.    Taxes.................................................................................   13
                  3.14.    Property, Plant and Equipment.........................................................   13
                  3.15.    Intellectual Property.................................................................   14
                  3.16.    Inventories...........................................................................   15
                  3.17.    Contracts.............................................................................   15
                  3.18.    Powers of Attorney....................................................................   16
                  3.19.    Insurance and Risk Management.........................................................   17
                  3.20.    Litigation............................................................................   17
                  3.21.    Employee Benefits.....................................................................   17
                  3.22.    No Illegal Payments...................................................................   18
                  3.23.    Consents..............................................................................   18
                  3.24.    Solvency..............................................................................   18

4.       Representations and Warranties of the Buyer.............................................................   18
                  4.1.     Organization of the Buyer.............................................................   18


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
                  4.2.     Authority for Agreement...............................................................   18
                  4.3.     Noncontravention......................................................................   18
                  4.4.     Brokers' Fees.........................................................................   19
                  4.5.     Consents not Obtained.................................................................   19
                  4.6.     Financial Assurances..................................................................   19
                  4.7.     Supplier Contracts....................................................................   19
                  4.8.     Software..............................................................................   19

5.       Covenants...............................................................................................   19
                  5.1.     Employee Matters......................................................................   19
                  5.2.     Access to Records.....................................................................   20
                  5.3.     Transfer Taxes........................................................................   21
                  5.4.     Information Technology................................................................   21
                  5.5.     Accounts Receivable...................................................................   21
                  5.6.     Future Assurances.....................................................................   21

6.       Deliveries..............................................................................................   21

7.       Confidentiality.........................................................................................   22

8.       Noncompetition..........................................................................................   22

9.       Indemnification.........................................................................................   23
                  9.1.     Survival of Representations and Warranties............................................   23
                  9.2.     Indemnity by Sellers..................................................................   23
                  9.3.     Indemnity by Buyer and Guarantor......................................................   24
                  9.4.     Matters Involving Third Parties.......................................................   24

10.      Miscellaneous...........................................................................................   26
                  10.1.    No Third Party Beneficiaries..........................................................   26
                  10.2.    Entire Agreement......................................................................   26
                  10.3.    Succession and Assignment.............................................................   26
                  10.4.    Counterparts..........................................................................   26
                  10.5.    Headings..............................................................................   26
                  10.6.    Notices...............................................................................   26
                  10.7.    Governing Law.........................................................................   28
                  10.8.    Amendments and Waivers................................................................   28
                  10.9.    Severability..........................................................................   28
                  10.10.   Expenses..............................................................................   28
                  10.11.   Construction..........................................................................   28
                  10.12.   Incorporation of Exhibits and Schedules...............................................   29
                  10.13.   Dispute Resolution of Financial Matters...............................................   29
                  10.14.   Specific Performance..................................................................   29


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
                  10.15.   Consent to Jurisdiction...............................................................   29
                  10.16.   Waiver of Jury Trial..................................................................   30


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
                                    EXHIBITS

A-1    -   Form of Escrow Agreement

A-2    -   Side Letter Relating to Post-Closing Operations in the United Kingdom

B-1    -   Assignment and Assumption Agreement

B-2    -   Bill of Sale

C      -   Financial Statements

                                    SCHEDULES

Schedule 1(a)    -   Information Memorandum

Schedule 1(b)    -   Software Licenses not included in "Intellectual Property"

Schedule 2.1(a)  -   Inventory

Schedule 2.1(b)  -   Leases

Schedule 2.1(c)  -   Equipment and Vehicles

Schedule 2.1(d)  -   Intellectual Property

Schedule 2.1(e)  -   Customer, Supplier and Mailing Lists

Schedule 2.1(f)  -   Contracts

Schedule 2.3(b)  -   Date of Assumption of Liabilities under the Contracts,
                     By Ship

Schedule 2.3(c)  -   Severance Obligations

Schedule 2.3(d)  -   Liabilities Assumed as Conditions to Consents

Schedule 2.3(e)  -   Open Purchase Orders

Schedule 2.5     -   Calculation of Purchase Price

Schedule 2.6     -   Purchase Price Adjustment Mechanics


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
Schedule 2.7         -   Preliminary Allocation of Purchase Price

Schedule 2.8         -   Consignment Inventory Adjustment Mechanics

Schedule 4.5         -   Consents not Obtained

Schedule 5.1(a)      -   Terminated Employees

Schedule 5.1(b)      -   Employee Matters

Schedule 8(a)        -   Permitted Competitive Activities

Disclosure Schedule  -   Exceptions to Representations and Warranties


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
                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into on December 15, 1998, by and among (i) STARBOARD HOLDINGS LTD., a Barbados corporation (the "Buyer"), (ii) GREYHOUND LEISURE SERVICES, INC., a Florida corporation (the "Guarantor"), and (iii) NUANCE GLOBAL TRADERS LTD., a corporation organized under the laws of the United Kingdom, NUANCE GLOBAL TRADERS INC., a Delaware corporation, NUANCE GLOBAL SHIPS, INC. (the "Company"), a Florida corporation, NUANCE GLOBAL TRADERS (USA), INC., a California corporation, and NUANCE GLOBAL TRADERS (SHIPS) LIMITED, a corporation organized under the laws of the United Kingdom (together with the Company, collectively, the "Sellers"). The Buyer, the Guarantor and the Sellers are collectively referred to herein as the "Parties."

         WHEREAS, this Agreement contemplates a transaction in which the Buyer purchases certain of the assets (and assumes certain of the liabilities) used in the ship business of Nuance Global Traders as it is currently conducted, as described in the Information Memorandum on Nuance Global Ships, Inc. (the "Information Memorandum") dated September 4, 1998 (the "Business"), in consideration of the Purchase Price (as defined below).

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Definitions.

         "Acquired Assets" has the meaning set forth in Section 2.1.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preamble above.

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or, to the Knowledge of the Sellers, could reasonably form the basis for any specified consequence.

         "Business" has the meaning set forth in the recital above. As used herein, the term "Business" shall refer only to the shipboard concession business of the Sellers described in the Information Memorandum annexed as
Schedule 1(a), but in no event shall it refer to (i) the airport concession business, (i) the ferry concession business (iii) the shipboard concession business aboard ships currently based in Australia, or any other business or activity of the Sellers or any of them. The Information Memorandum is referred to solely for a general description of the Business. No representation or warranty is specifically made with respect to the Information Memorandum or any of its contents (unless duplicated in Section 3 hereto).

         "Buyer" has the meaning set forth in the preamble above.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preamble above.

         "Confidential Information" means any and all information concerning the businesses and affairs of the Company or the Business other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of the Sellers. Confidential Information shall in any and all events be limited to information concerning the Business and shall not include information relating to any other business or operations of the Sellers or any of them.

         "Contracts" has the meaning set forth in Section 2.1(f).

         "Disclosure Schedule" has the meaning set forth in Section 3.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program or (e) profit sharing, bonus, stock option, stock purchase, equity, stock appreciation, deferred compensation, incentive, severance plan or other benefit plan.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Employees" has the meaning set forth in Section 5.1(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Account" has the meaning set forth in Section 2.5.


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
         "Escrow Agent" has the meaning set forth in Section 2.5.

         "Financial Statements" has the meaning set forth in Section 3.7.

         "Guarantor" has the meaning set forth in the preamble above.

         "Indebtedness" means indebtedness for borrowed money or for the deferred purchase price of property or services relating to the Business (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), or capital lease obligations, conditional sale or other title retention agreements.

         "Indemnified Party" has the meaning set forth in Section 9.4(a).

         "Indemnifying Party" has the meaning set forth in Section 9.4(a).

         "Information Memorandum" has the meaning set forth in the recital above.

         "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreement granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Business, including, without limitation, all Intellectual Property identified on Schedule 2.1(d); or (ii) that are owned, licensed or controlled in whole or in part by the Company, or any other Seller and relate to the Business; provided, however, that for purposes of this Agreement, Intellectual Property shall not include (i) the right, title and interest in and to the name "Nuance", and (ii) the right, title and interest in and to the software licenses listed on Schedule 1(b).

         "Inventory" means all inventory of the Business that is scheduled on
Schedule 2.1(a) hereto.

         "Knowledge" means actual knowledge of Ruedi Keller, Rolf Dobeli or Gwendolyn Gilleland-Rich, after reasonable investigation by such individuals, including discussions with the directors, officers and employees who would reasonably be expected to have knowledge of the matter in question.

         "Laws" means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitutions, ordinances, common laws, or treaties, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

         "Leases" has the meaning set forth in Section 2.1(b).

         "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

         "Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations, and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due in the case of (i) - (v), which have been incurred in the Ordinary Course of Business.

         "Losses" has the meaning set forth in Section 9.2.

         "Material Adverse Effect" means a material adverse effect on the business, financial condition, operations and results of operations of the Business, taken as a whole.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" and "Parties" have the meanings set forth in the preamble above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2.5.


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
         "Purchase Price Adjustment" has the meaning set forth in Section 2.6.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Sellers" has the meaning set forth in the preamble.

         "Subsidiary" means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For the purposes of this definition, "voting stock" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including
FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Third Party Claim" has the meaning set forth in Section 9.4(a).

2. Acquisition of Assets and Assumption of Liabilities by the Buyer.

         2.1. Purchase and Sale of Assets. The Sellers agree to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Sellers on and as of the date hereof, subject to and upon the terms and conditions contained herein, free and clear of any Lien, or other encumbrance of any kind whatsoever, the following properties and assets of the Sellers relating to the Business (collectively, the "Acquired Assets"):

                  (a) All rights with respect to the Inventory described on
         Schedule 2.1(a) hereto;

                  (b) All rights with respect to leasehold interests and rights thereunder relating to the real property and the personal property listed on Schedule 2.1(b) (the "Leases");

                  (c) All rights with respect to the shop equipment, warehouse equipment, computer equipment, office equipment and vehicles listed on
         Schedule 2.1(c).

                  (d) All rights with respect to the Intellectual Property listed on Schedule 2.1(d), which is all Intellectual Property relating to the Business, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein other than (i) the rights in and to the name "Nuance", to which the Sellers shall retain all ownership rights but which the Buyer shall have the right to use in connection with the operation of the Business for a period of 90 days after the date hereof, and (ii) the rights in and to the software licenses listed on Schedule 1(b).

                  (e) All rights with respect to the customer (i.e. cruise ships), supplier and mailing lists listed on Schedule 2.1(e), which are all of the customer (i.e. cruise ships), supplier and mailing lists relating to the Business; provided, that the Sellers or any one or more of them shall have the right to use any such supplier lists other than in activities related to the Business.

                  (f) All rights of the Sellers under the concession agreements and other contracts or agreements relating to the Business and described on Schedule 2.1(f) (the "Contracts"); and

                  (g) All business and financial records (or copies thereof), books, ledgers, files, plans, documents, correspondence, lists, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records relating to the Business whether written or electronically stored or otherwise recorded, to be transferred to the Buyer "as-is".

         2.2. Excluded Assets. There shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer hereunder, and to the extent in existence on the date hereof, there shall be retained by the Sellers, the following assets:

                  (a)  all cash of the Business;

                  (b)  all accounts receivable of the Business;

                  (c) the name "Nuance", subject to the Buyer's right to use such name in connection with the operation of the Business for a period of 90 days after the date hereof; and

                  (d) all other assets of the Sellers that are not Acquired Assets.


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
         2.3. Assumption of Liabilities. On the terms and subject to the conditions set forth herein and except as contemplated by Section 2.4 hereof, from and after the date hereof, the Buyer assumes and agrees to satisfy or perform when due only the following Liabilities of the Sellers (the "Assumed Liabilities"):

                  (a) all Liabilities of the Sellers under the Leases listed on
         Schedule 2.1(b) arising after the date hereof, other than Liabilities arising after the date hereof from any breach or default occurring prior to the date hereof;

                  (b) all Liabilities under the Contracts listed on Schedule 2.1(f) arising after the date set forth on Schedule 2.3(b) hereof opposite the ship at issue in the Contract, other than Liabilities arising after such date set forth on Schedule 2.3(b) from any breach or default occurring prior to such date;

                  (c) all Liabilities of the Sellers relating to the severance obligations listed on Schedule 2.3(c). Such Liabilities are in addition to the future obligations relating to Employees created because of the Buyer's covenants in Section 5.1(b);

                  (d) all Liabilities required to be assumed by the Buyer as a condition to any consent to assignment of any Contract and which are listed on Schedule 2.3(d); provided, that the Sellers will indemnify and hold the Buyer harmless with respect to any Losses arising from any such Liabilities, other than Liabilities arising after the date hereof from any breach or default occurring after the date hereof; and

                  (e) all Liabilities relating to open purchase orders of the Business on the date hereof and which are listed on Schedule 2.3(e) or which are otherwise permitted as described on Schedule 2.3(e).

         2.4. Liabilities Not Assumed. Except as expressly set forth in this Agreement, the Buyer will not assume or perform any Liabilities not specifically contemplated by Section 2.3 hereof nor any of the following Liabilities (whether or not contemplated by Section 2.3):

                  (a) any Liability of any Seller for income, franchise, transfer, sales, use and other similar Taxes whether or not relating to the Business and whether or not incurred prior to the date hereof;

                  (b) any Liability of any Seller for the unpaid Taxes of any Person including Taxes imposed on the Company or any other Seller, as a transferee or successor, by contract, or otherwise;

                  (c) any Liability of any Seller to indemnify any Person (including any of the Sellers) by reason of the fact that such Person was a director, officer, employee, or agent of the Company or any other Seller or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity;

                  (d) any Liability of any Seller arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by such Sellers or any of their respective directors, officers, employees or agents;

                  (e) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement, the making or performance of this Agreement and the transactions contemplated hereby;

                  (f)  any Liability of the Sellers under this Agreement;

                  (g) any Liability relating to or arising out of services rendered by the Company or any other Seller prior to the date hereof;

                  (h) any Liability of the Business for trade payables and other accrued liabilities incurred in the Ordinary Course of Business prior to the date hereof, other than those assumed by the Buyer as set forth on Schedule 2.6;

                  (i) any Liability of the Sellers arising out of any (i) Employee Benefit Plan established or maintained by the Company or any other Seller, (ii) Employee Benefit Plan to which the Company or any other Seller contributes, or (iii) any termination of any such Employee Benefit Plan, other than as specifically assumed pursuant to Section 2.3(c) hereto;

                  (j) except as specifically set forth in Section 2.3(c) hereto, any Liability of the Sellers for making payments or providing benefits of any kind to its employees or former employees and beneficiaries of employees and former employees (including, without limitation, (i) as a result of the sale of the Acquired Assets, (ii) any obligation to provide former employees so-called COBRA continuation coverage, (iii) any liability or obligation in respect of medical and other benefits for existing and future retirees, (iv) any liability or obligation in respect of work-related employee injuries or worker's compensation claims arising out of injuries occurring prior to the date hereof, and
         (v) any liability of Sellers pursuant to Section 5.1(a) hereof);

                  (k) any Liability pertaining to the Business arising out of or resulting from noncompliance prior to the date hereof with any national, regional or local laws, statutes, ordinances, rules, regulations, orders, determinations, judgments, or directives, whether legislatively, judicially or administratively promulgated; and

                  (l) any Liability of the Sellers under any leases, contracts, or agreements not listed on Schedules 2.1(b) or 2.1(f).

         2.5. Purchase Price. The Buyer agrees to assume the Assumed Liabilities and pay to the Sellers on the date hereof, an aggregate amount (as adjusted pursuant to Section 2.6, collectively the "Purchase Price") equal to $17,253,123 million, calculated in accordance with Schedule 2.5 and consisting of (i) $16,503,123 million in cash payable by wire transfer to the Sellers in accordance with written instructions of the Sellers given to the Buyer, and (ii) $750,000 in cash payable by wire transfer to Boston Safe Deposit and Trust Company, as escrow agent (the "Escrow Agent"), to be held in an escrow account (the "Escrow Account") pursuant to the Escrow Agreement among the Buyer, the Sellers and the Escrow Agent in the form of Exhibit A-1 hereto.

         2.6. Adjustment to Purchase Price; Post-Closing Payment Mechanics. The Purchase Price shall be increased or decreased by the amount, if any, calculated as set forth on Schedule 2.6. Such amount is referred to herein as the "Purchase Price Adjustment" and shall be determined and paid as set forth on Schedule 2.6.
Schedule 2.6 also sets forth the mechanics for the allocation of payables and of receivables among the Buyer and the Sellers.

         2.7. Preliminary Allocation of Purchase Price. The Parties agree that the preliminary allocation of the Purchase Price for the Acquired Assets of the Sellers shall be as determined as set forth on Schedule 2.7, as may be adjusted to reflect any Purchase Price Adjustments. The Sellers and the Buyer agree that the allocation may be amended or modified by mutual agreement to establish a final allocation prior to the filing of the applicable tax returns of the Buyer and the Sellers. The Sellers and the Buyer shall use such final allocation in all relevant tax returns.

         2.8. Consignment Inventory. After the date hereof, the Buyer shall be responsible for handling all consignment inventory of the Business. The amounts owed to the Sellers with respect to consignment inventory sold prior to the date hereof shall be determined and paid as set forth on Schedule 2.8.

3. Representations and Warranties of the Sellers.

         The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date hereof, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         3.1. Organization of the Sellers. Each of the Sellers is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Sellers is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate except for those jurisdictions where the failure to be so qualified will not have a Material Adverse Effect.

         3.2. Authorization of Transaction. Each of the Sellers has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of the Sellers to authorize and permit the execution and delivery by the Sellers of this Agreement and the instruments required to be executed and delivered by the Sellers pursuant hereto, the performance by the Sellers of their obligations hereunder, and the consummation by the Sellers of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions.

         3.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers or any of their property is subject or any provision of the charter or by-laws of any of the Sellers or (ii) except as set forth in Sections 3.3 or 3.23 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets). None of the Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         3.4. Brokers' Fees. None of the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         3.5. Title to Assets. The Sellers have good and marketable title to, or a valid and subsisting leasehold interest in, and (subject to the consents set forth in Section 3.23 of the Disclosure Schedule) the power to sell all of the Acquired Assets, free and clear of all Liens.

         3.6. All Assets Necessary to Conduct Business. The Acquired Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used in the Business as it is presently conducted, except that (i) the Acquired Assets do not include any consignment agreements of the Sellers; (ii) the Sellers do not own, and the Acquired Assets do not include, any of the goods held on consignment pursuant to one or more of the consignment agreements of the Sellers, (iii) except as provided in Section 2.1(d), the Sellers are retaining all rights to the name "Nuance", (iv) the Sellers do not own, and the Acquired Assets do not include, the fixtures, furnishings and equipment used by Sellers on certain vessels, as described in
Section 3.6 of the Disclosure Schedule, (v) the Acquired Assets do not include the computer software licenses listed on Schedule 1(b), and (vi) the Buyer will not have the benefit of certain discounts for suppliers, as described in Section
3.6 of the Disclosure Schedule.

         3.7. Financial Statements. Attached hereto as Exhibit C is the following financial information relating to the Business (collectively the "Financial Statements"): (i) schedules of revenues of the Business, calculated by ship, (ii) schedules of employee costs, (iii) schedules of ship overhead costs, calculated by ship, (iv) schedules of costs of operating leases, and (v) schedules of costs of products, each prepared on an annual and monthly basis for
(a) the calendar year ended December 31, 1997 and (b) the period January 1, 1998 through June 30, 1998. The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects and present fairly the financial information presented. Also attached hereto as part of Exhibit C is a schedule of fixed assets, net of accumulated depreciation through the date hereof. The schedule described in the preceding sentence is correct and complete in all material respects and presents fairly the fixed assets of the Business as of the date hereof.

         3.8. Guarantees. None of the Sellers is a guarantor or otherwise liable for any Liability or obligation of any other Person for which the Buyer could become liable.

         3.9. Absence of Changes. Since July 1, 1998 and except as disclosed in
Section 3.9 of the Disclosure Schedule, the Company and the other Sellers have conducted the Business only in the Ordinary Course of Business and there has not been:

                  (a) any sale, lease, transfer, or assignment of any of the assets of the Business, tangible or intangible, other than sales of inventory for a fair consideration in the Ordinary Course of Business;

                  (b) any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) entered into other than in the Ordinary Course of Business and in an amount not in excess of $50,000;

                  (c) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any of the Sellers is a party or by which any of them is bound and which relate to the Business;

                  (d) any creation or imposition of any Lien upon any of the Acquired Assets;

                  (e) any capital expenditure (or series of related capital expenditures) relating to the Business and involving more than $10,000 singly or $50,000 in the aggregate;

                  (f) any delay or postponement of payment of accounts payable and other Liabilities of the Business outside the Ordinary Course of Business;

                  (g) any grant of any license or sublicense of any rights or modified any rights under or with respect to, or entered into any settlement regarding any infringement of its rights to, any Intellectual Property;

                  (h) any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (i) any employment contract or collective bargaining agreement, written or oral, or modification of the terms of any existing such contract or agreement;

                  (j) any increase, modification or change in the compensation of any of the directors, officers, and employees of the Business outside the Ordinary Course of Business;

                  (k) any modification or change in the employment terms (including severance obligations) for any of the directors, officers, and employees of the Business outside the Ordinary Course of Business; and

                  (l) any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or the Business, except pursuant to the terms of this Agreement.

         3.10. Absence of Undisclosed Liabilities. None of the Sellers has any Liability relating to the Acquired Assets (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability relating to the Acquired Assets), except for (i) Liabilities which have arisen in the Ordinary Course of Business (none of which liabilities results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (ii) Liabilities which would not reasonably be likely to, individually or in the aggregate, result in a Material Adverse Effect.

         3.11. Legal and Other Compliance. Each of the Company, the other Sellers and their respective predecessors is in compliance in all material respects with all applicable Laws the violation of which, either singularly or in the aggregate, could have a Material Adverse Effect, and to the Knowledge of the Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Neither the ownership nor use of the Acquired Assets nor the conduct of the Business by the Sellers conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under any Lien, lease, license, agreement, understanding or Law to which any Seller is a party or by which it may be bound or affected. None of the Company or other Sellers has Knowledge of any proposed Laws, governmental takings, condemnations or other proceedings which would be specifically applicable to the Acquired Assets or the Business and which might have a Material Adverse Effect.

         3.12. No Material Adverse Effect. Since July 1, 1998, there has not been any change which has resulted in a Material Adverse Effect and to the Knowledge of the Sellers, no event has occurred or circumstance exists that may result in a Material Adverse Effect.

         3.13. Taxes. There are no Liens or other encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax. The Buyer is not, and after the date hereof will not become, liable for any liability relating to any Taxes of the Sellers or any liability relating to Taxes of the Employees listed on Schedule 5.1(a) required to be withheld or paid prior to the date hereof.

         3.14. Property, Plant and Equipment.

                  (a) The Company owns no real property and, except as set forth in Section 3.14(a) of the Disclosure Schedule, the other Sellers own no real property used in the operation of the Business.

                  (b) Section 3.14(b) of the Disclosure Schedule lists all real property leased or subleased to the Company or to the other Sellers and used in the Business. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3.14(b) of the Disclosure Schedule, which leases and subleases have not been amended or modified since the date thereof, except as shown in
         Section 3.14(b) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3.14(b) of the Disclosure Schedule:

                           (i) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect;

                           (ii) the lease or sublease will continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                           (iii) none of the Sellers, or to their Knowledge, any
                  other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) to the Knowledge of the Sellers, no party to the
                  lease or sublease has repudiated any provision thereof;

                           (v) to the Knowledge of the Sellers, there are no
                  disputes, oral or written agreements, or forbearance programs in effect as to the lease or sublease;

                           (vi) none of the Sellers has assigned, transferred,
                  conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (vii) all facilities leased or subleased thereunder
                  have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, in all material respects; and

                           (viii) all facilities leased or subleased thereunder
                  are supplied with utilities and other services necessary for the operation of said facilities for the Business as presently conducted.

                  (c) The Sellers own or lease all buildings, real property, improvements, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable, adequate and sufficient for the purposes for which it presently is used.

         3.15. Intellectual Property. Section 3.15 of the Disclosure Schedule lists all material Intellectual Property of the Business. Section 3.15 of the Disclosure Schedule sets forth a list of each license or other contractual obligation (including all amendments) under which any Intellectual Property material to the conduct of the Business is held or used by any Seller. Except as described in Section 3.15 of the Disclosure Schedule, there is no license or other contractual obligation under which the Company, or with respect to the Business, any other

Seller is liable as licensor with respect to any Intellectual Property. Except as set forth in Section 3.15 of the Disclosure Schedule, registrable Intellectual Property owned by the Company, or with respect to the Business, the other Sellers, has been duly registered in accordance with applicable Laws in all jurisdictions in which the Business is currently conducted, except for such failures to be so registered as have not had and could not reasonably be expected to have a Material Adverse Effect. No Seller has received any notice that the use by the Company or any other Seller of the Intellectual Property in the Business and in the areas where the Business is currently conducted infringes or has infringed any rights of any third party; to the Sellers' Knowledge, such use does not actually infringe and has not actually infringed any such rights; and to the Sellers' Knowledge, no activity of any third party infringes upon the rights of the Sellers with respect to any of the Intellectual Property.

         3.16. Inventories. Since the date of the physical inventory conducted on each vessel and in the warehouse listed in Section 3.16 of the Disclosure Schedule, the value of the inventory on such vessels and in such warehouse (which is being sold hereunder "as-is and where is", subject only to adjustments for quantity as provided in Schedule 2.6) has been rolled forward based on the deliveries to and sales from each such vessel and warehouse and quantified by the tracking system in effect as of date set forth opposite the name of such ship in Section 3.16 of the Disclosure Schedule. Since July 1, 1998, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

         3.17. Contracts. Section 3.17 of the Disclosure Schedule lists the following contracts and other agreements to which either (i) the Company is a party or (ii) any of the other Sellers is a party and which relate to the Business, other than Contracts and leases listed on Schedules 2.1(b) and 2.1(f):

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for annual lease payments in excess of $50,000;

                  (b) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

                  (c) any agreement concerning a partnership or joint venture;

                  (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

                  (e) any agreement concerning confidentiality or noncompetition;

                  (f) any material agreement relating to the Business, the Company, its assets, liabilities and business or between or among the Company, any of the other Sellers and any of their Affiliates and relating to the Business;

                  (g) any deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (h)  any collective bargaining agreement;

                  (i) any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis in excess of $50,000 or providing severance or retirement benefits;

                  (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

                  (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.17 of the Disclosure Schedule and listed on Schedules 2.1(b) and 2.1(f) (as amended to date) (provided, that certain pricing information in certain contracts listed in Section 3.17 of the Disclosure Schedule and listed on Schedules 2.1(b) and 2.1(f) has been deleted) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.17 of the Disclosure Schedule and listed on Schedules 2.1(b) and 2.1(f). Except as disclosed in Section 3.17 of the Disclosure Schedule, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to obtaining the necessary consents disclosed in Section 3.23 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); provided, that as set forth in Section 3.17 of the Disclosure Schedule, certain pricing discounts currently available to the Sellers may not be available to the Buyer; and provided, further, that the computer software licenses listed on Schedule 1(b) will not be available to the Buyer after the date hereof; (iii) to the Knowledge of the Sellers, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) to the Knowledge of the Sellers, no party has repudiated any provision of the agreement.

         3.18. Powers of Attorney. Except as specifically contemplated by this Agreement and the Exhibits hereto, there are no outstanding powers of attorney executed on behalf of the Company or the other Sellers, in either case, in respect of the Business or the Acquired Assets.

         3.19. Insurance and Risk Management. Section 3.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Company or, with respect to the Business, any other Seller, is a party, a named insured, or otherwise the beneficiary of coverage and which relates to the Business or otherwise relates to the Acquired Assets: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number, the period of coverage and premium; and (iv) a description of any retrospective premium adjustments or other loss-sensitive premium arrangements. Other than as set forth in Section 3.19 of the Disclosure Schedule, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect and (b) the Sellers have delivered true and complete copies of all policies (or summaries thereof) and related indemnity or premium payment agreements to the Buyer. Section 3.19 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company and, with respect to the Acquired Assets and the Business, the other Sellers.

         3.20. Litigation. Except as disclosed in Section 3.20 of the Disclosure Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Sellers' Knowledge, threatened, that would be reasonably likely to result in a Material Adverse Effect, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement nor, to the Knowledge of the Sellers, is there any Basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against any of the Sellers affecting the Acquired Assets, the Assumed Liabilities or the Business under any federal, state or local law.

         3.21. Employee Benefits. Attached hereto as Section 3.21 of the Disclosure Schedule is a list of all Employee Benefit Plans maintained or contributed to by any of the Sellers and in which any one or more of the current or former employees of the Business (including former employees and beneficiaries of employees or former employees) participates, or is eligible to participate. The Sellers have furnished the Buyer with true and complete copies of all Employee Benefit Plans that have been reduced to writing, and written summaries of the material terms of all unwritten Employee Benefit Plans. All Employee Benefit Plans are in substantial compliance with all applicable provisions of ERISA, as well as with all other applicable federal, state and local statutes, ordinances and regulations. To the Sellers' Knowledge, the Sellers have not, during the past six years, maintained an Employee Benefit Plan that is subject to the provisions of Title IV of ERISA, and the Company, or any other entity with whom the Company is under common control (as such term is defined in Section 4062 of ERISA), have not incurred and do not expect to incur any liability under Section

4062 of ERISA with respect to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         3.22. No Illegal Payments, Etc. None of the Sellers, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject any of the Company or the other Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

         3.23. Consents. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required and the matter, agreement or contract to which such consent relates in connection with the transfer, assignment or conveyance by the Sellers of any of the Acquired Assets.

         3.24. Solvency. As of the date hereof, each Seller has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature, and each Seller owns property the fair saleable value of which (on a going concern basis) is greater than the amount required to pay such Seller's indebtedness.

4. Representations and Warranties of the Buyer and the Guarantor.

         The Buyer and the Guarantor jointly and severally represent and warrant to the Sellers that the statements contained in this Section 4 are correct and complete as of the date hereof.

         4.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         4.2. Authority for Agreement. Each of the Buyer and the Guarantor has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Guarantor, enforceable in accordance with its terms and conditions.

         4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         4.4. Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         4.5. Consents not Obtained. On the date hereof, the Buyer is satisfied with all of the consents listed on Schedule 3.23 which have been obtained. The Buyer hereby acknowledges that the consents listed on Schedule 4.5 have not been obtained and that the Sellers are not responsible for any obligations arising from the failure to obtain the consents listed on Schedule 4.5.

         4.6. Financial Assurances. As of the date hereof, the Guarantor has sufficient net assets to guaranty the Buyer's obligations hereunder.

         4.7. Supplier Contracts. The Buyer hereby acknowledges that the Sellers do not currently maintain any contracts with suppliers to the Business.

         4.8. Software. Buyer hereby acknowledges that it shall not be entitled to any right, title or interest in the software licenses listed on Schedule 1(b).

5. Covenants. The Parties agree as follows:

         5.1. Employee Matters.

               (a) The Sellers have (i) on the date hereof, released for rehiring by the Buyer, the persons employed by them and listed on
         Schedule 5.1(a) (the "Employees") and, except with respect to Assumed Liabilities specifically referenced in Section 2.3(c) hereto, agree to pay any and all Liabilities relating to such release, including, without limitation any payments and benefits due such Employees pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments (whether arising by contract, plan, statute or otherwise) of the Employees, and (ii) provided to all Employees any notice (which notice shall be reasonably acceptable to Buyer) required under any Law, including without limitation, COBRA.

               (b) Buyer hereby hires, effective on the date hereof, all Employees listed on Schedule 5.1(a) upon terms and conditions set forth on Schedule 5.1(b).

         5.2. Access to Records.

               (a) For a period of three years after the date hereof, the Sellers and their representatives shall have reasonable access to all of the books and records of the Business to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Business prior to the date hereof. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Without limiting the generality of the foregoing, it is expressly understood and agreed that: (i) until the Purchase Price Adjustment is finally determined and paid, the Sellers and their representatives shall have reasonable access to all of the Employees and books and records relevant to a determination of the Purchase Price Adjustment, and (ii) for a period of four months from the date hereof, the Sellers and their representatives shall have access to the employees, premises and books and records of the Buyer relevant to an orderly segregation of the Business from the other businesses and activities of the Sellers, in each case, upon receipt of reasonable advance notice to the Buyer and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 5.2(a). If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such three-year period, the Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.

               (b) For a period of three years after the date hereof, the Buyer and its representatives shall have reasonable access to all of the books and records of the Sellers not contained in the Acquired Assets, to the extent that such access may reasonably be required by the Buyer in connection with matters relating to or affected by the operations of the Business prior to the date hereof, including without limitation, access as may be required in connection with an audit of the Business by the Buyer. Such access shall be afforded by the Sellers upon receipt of reasonable advance notice and during normal business hours. The Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.2(b). If any Seller shall desire to dispose of any of such books and records prior to the expiration of such three-year period, such Seller shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer's expense, to segregate and remove such books and records as the Buyer may select.

         5.3. Transfer Taxes. The Buyer agrees to pay all sales and use Taxes on the transfer of the Acquired Assets hereunder.

         5.4. Information Technology. The Sellers covenant that from and after the date hereof and for a period of 90 days, the Sellers will cooperate with the Buyer in the Buyer's transition from the current computer operating system of the Business to the Buyer's operating system, including without limitation helping the Buyer with respect to (i) day to day processing, (ii) debugging of the system if necessary, (iii) maintenance of the proper data base, and (iv) preparing electronic hand-over/transfer of inventory data to the Buyer. In furtherance of the foregoing, the Sellers agree that Hugh Lohan (or a substitute designated by the Company and reasonably acceptable to the Buyer if Hugh Lohan is not reasonably accessible) will be available for not less than 40 hours per week in such capacity, at the expense of the Buyer.

         5.5. Accounts Receivable. The Buyer covenants that if at any time after the date hereof the Buyer receives payment for any accounts receivable retained by the Sellers pursuant to Section 2.2(b) hereof, the Buyer shall remit such payments to the Sellers. All payments received by the Buyer on account of accounts receivable shall be first credited to accounts receivable of the Sellers, on a ship-by-ship basis.

         5.6. Future Assurances. At any time and from time to time after the date hereof, at the request of Buyer and without further consideration, except as stated below, Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.

6. Deliveries.

         6.1. On or prior to the date hereof:

                  (a) Escrow Agreement. The Sellers shall have executed and delivered the Escrow Agreement, in form and substance the same as the Escrow Agreement set forth in Exhibit A-1;

                  (b) Side Letter. Ocean Trading Limited, an affiliate of the Sellers, shall have executed and delivered the Side Letter relating to post-closing operations in the United Kingdom, in form and substance the same as the Side Letter set forth in Exhibit A-2;

                  (c) Inventory Lists. The Sellers shall have provided to the Buyer a completed inventory list of the inventory on the ships on which a physical inventory has been conducted prior to the date hereof.

                  (d) Stockholder Approval. The Sellers shall have procured all stockholder approvals necessary for the consummation of the transactions contemplated hereby and such approvals shall be in full force and effect;

                  (e) Escrow Agreement. The Buyer shall have executed and delivered the Escrow Agreement, in form and substance the same as the Escrow Agreement set forth in Exhibit A-1; and

                  (f) Side Letter. The Buyer shall have executed and delivered the Side Letter relating to post-closing operations in the United Kingdom, in form and substance the same as the Side Letter set forth in Exhibit A-2.

7. Confidentiality.

         Each of the Sellers will treat and hold as such, all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or in connection with preparing its own financial records and tax returns, and will deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession which it does not need for the foregoing purposes. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any Person or tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the Person or tribunal; provided, however, that the disclosing Sellers shall use their best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

8. Noncompetition.

         (a) Each Seller agrees that, in consideration of the purchase by Buyer hereunder, it shall not, and it shall cause its Affiliates not to, on or prior to the date which is five (5) years after the date hereof, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his, her or its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity which competes with the Business, as it is being conducted on the date hereof; provided, however, no Seller or its Affiliates shall be considered to be in default of this Section 8 solely by virtue of (i) its holding for portfolio purposes as a passive investor not more than five percent (5%) of the issued and outstanding equity securities of a corporation, the equity securities of which are listed or quoted on a stock exchange or an over-the-counter market or (ii) conducting the activities set forth on Schedule 8(a) hereto.

         (b) Each of the Sellers further agrees that for a period of two (2) years after the date hereof such Seller will not directly or indirectly without the prior written consent of Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Buyer or the Guarantor, to leave the employ the Buyer or the Guarantor, as the case may be, unless such person has been terminated by the Buyer or the Guarantor, as the case may be.

9. Indemnification.

         9.1. Survival of Representations and Warranties. All of the representations and warranties of the Sellers (except for those contained in Sections 3.2 (Authorization of Transaction), 3.5 (Title to Assets) and 3.13 (Taxes)) contained herein or in any document certificate or other instrument required to be delivered hereunder shall survive and continue in full force and effect until the second anniversary of the date hereof. The representations and warranties of Sellers contained in Sections 3.2, 3.5 and 3.13 shall survive and continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof). The termination of any such representation and warranty, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date. All of the representations and warranties of the Buyer and the Guarantor contained in Section 4 shall survive and shall continue in full force and effect until the second anniversary of the date hereof. All covenants and indemnities of any Party in this Agreement or in any document or certificate delivered hereunder shall, remain in full force and effect for the period specified therein, and if no period is specified, shall remain in full force and effect forever.

         9.2. Indemnity by Sellers. The Sellers hereby agree to jointly and severally indemnify, defend and hold harmless Buyer, the Guarantor and their respective directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the "Losses") that results from:

               (a) the inaccuracy of any representation or warranty made by Sellers herein or resulting from any misrepresentation or breach of warranty (as if all materiality provisions were not contained therein), or nonfulfillment of any agreement or covenant of Sellers contained herein or in any agreement or instrument required to be entered into in connection herewith, or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Sellers hereunder; provided, however, that the Sellers shall be liable under this Section 9.2(a) in respect of Losses only if the aggregate of such Losses exceeds $172,500, in which case the Sellers shall be liable for the total amount of such Losses in excess of $172,500, up to an aggregate amount equal to $2 million.

               (b) (i) any Liability of the Business (including any Liability of the Sellers that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law) which is not an Assumed Liability or (ii) any Liability of the Business assumed by the Buyer pursuant to Section 2.3(d).

In the event that Sellers may be obliged to indemnify Buyer under both subsection (a) and subsection (b) of this Section 9.2, their obligations under subsection (b) shall be controlling and the limitations provided in Sections 9.1 and 9.2(a) hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty or non-fulfillment of an agreement or covenant as described in Section 9.2(a), shall not apply. Buyer shall provide Sellers written notice for any claim made in respect of the indemnification provided in this Section 9.2, whether or not arising out of a claim by a third party.

         9.3. Indemnity by Buyer and Guarantor. The Buyer and the Guarantor hereby jointly and severally agree to indemnify, defend and hold harmless Sellers and their respective directors, officers and Affiliates against and in respect of all Losses that results from the inaccuracy of any representation or warranty made by Buyer or the Guarantor herein, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of Buyer, including Buyer's agreement to assume certain Liabilities of the Sellers pursuant to Section 2.3 of this Agreement, contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Buyer hereunder and from Losses arising out of the operation or use of the Acquired Assets by the Buyer after the date hereof.

         9.4. Matters Involving Third Parties.

               (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this

         Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
         (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

               (d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

10. Miscellaneous.

         10.1. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         10.2. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns including without limitation Buyer's lenders as collateral assignees of the Buyer; provided, that no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder, without affecting the Buyer's obligations hereunder, and
(c) assign any or all of its rights and interests hereunder to its lenders, as collateral assignees of the Buyer.

         10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

         If to the Sellers:

         Nuance Global Traders AG
         Unterrietstr. 2a
         8152 Glattbrugg
         Switzerland
         Attn: Mr. Ruedi Keller
         Telephone: (41-1) 874-39-70
         Facsimile: (41-1) 874-39-79

         Copy to:

         Faust, Rabbach & Oppenheim, LLP
         488 Madison Avenue
         New York, New York 10022
         Attn: David Faust, Esq.
         Telephone: (212) 751-7700
         Facsimile: (212) 371-8410

         If to the Buyer:

         Starboard Holdings Ltd.
         c/o Berkshire Partners LLC
         One Boston Place, Suite 3300
         Boston, Massachusetts 02108
         Attn: Mr. Bradley Bloom
         Telephone: (617) 227-0050
         Facsimile: (617) 227-6105

         Copy to:

         Ropes & Gray
         One International Place
         Boston, Massachusetts 02110
         Attn: David C. Chapin, Esq.
         Telephone: (617) 951-7000
         Facsimile: (617) 951-7050

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         10.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.10. Expenses. Each of the Buyer and the Sellers will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers also covenant and agree that it has not paid any amount to any third party, and will not pay any amount to any third party, with respect to any of the costs and expenses of the Company and the other Sellers (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby for which the Buyer may become liable.

         10.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      10.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      10.13. Dispute Resolution of Financial Matters. If the Parties are unable to resolve a dispute relating to inventory, accounts receivable or accounts payable, including without limitation, a dispute relating to the Purchase Price Adjustment, as provided in Section 2.6, the Parties shall appoint Deloitte & Touche LLP, certified public accountants or, if unavailable, such firm which shall be mutually agreed upon who shall, at Sellers' and Buyer's joint expense, review such matter in dispute and determine the appropriate resolution of such matter. The finding of such accounting firm shall be binding on the Parties hereto. All fees and expenses payable in connection with any dispute resolution under this Section 10.13 shall be borne 50% by the Buyer and 50% by the Sellers.

      10.14. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

      10.15. Consent to Jurisdiction. With respect to matters other than those resolved in accordance with Section 10.13 hereof, each of the Parties, by its, his or her execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the federal district court in Miami, Florida, for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Parties hereby consents to service of process in any such proceeding in any manner permitted by law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.6 hereof is reasonably calculated to give actual notice.

      10.16. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

                                      *****

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                           STARBOARD HOLDINGS LTD.

                           By:    /s/ C. R. Haste
                                  ------------------------------------------
                           Title: Vice President
                                  -----------------------------------------


                           GREYHOUND LEISURE SERVICES, INC.

                           By:    /s/ C. R. Haste
                                  ------------------------------------------
                           Title: Vice President
                                  ------------------------------------------


                           NUANCE GLOBAL SHIPS, INC.

                           By:    /s/ N. Jein
                                  ------------------------------------------
                           Title: Director
                                  ------------------------------------------


                           NUANCE GLOBAL TRADERS LTD.

                           By:    /s/ N. Jein
                                  ------------------------------------------
                           Title: Director
                                  ------------------------------------------


                           NUANCE GLOBAL TRADERS INC.

                           By:    /s/ N. Jein
                                  ------------------------------------------
                           Title: Director
                                  ------------------------------------------


                           NUANCE GLOBAL TRADERS (USA), INC.

                           By:    /s/ N. Jein
                                  ------------------------------------------
                           Title: Director
                                  ------------------------------------------


                           NUANCE GLOBAL TRADERS (SHIPS) LIMITED

                           By:    /s/ N. Jein
                                  ------------------------------------------
                           Title: Director
                                  ------------------------------------------